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                     March 20, 2023

       Geoffrey Davis
       Chief Financial Officer
       Melco Resorts & Entertainment LTD
       38th Floor, The Centrium, 60 Wyndham Street
       Central, Hong Kong

                                                        Re: Melco Resorts &
Entertainment LTD
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Filed on March 31,
2022
                                                            File No. 001-33178

       Dear Geoffrey Davis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              David C. Lee